Exhibit 10.2

INDYMAC BANCORP, INC.
CASH INCENTIVE AWARD PROGRAM
UNDER THE
2002 INCENTIVE PLAN, AS AMENDED AND RESTATED

ARTICLE 1
ESTABLISHMENT OF PROGRAM

     1.1 Background of Plan. The Cash Incentive Award Program (the “Program”) is a subplan of the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (the “Plan”), consisting of a program for the grant of Cash Incentive Awards under Section 4 of the Plan. The Program has been established and approved, and will be administered by, the Management Development and Compensation Committee pursuant to the terms of the Plan. It is intended that Awards under the Program shall be fully deductible by the Company without regard to the limitations of Code Section 162(m). The Effective Date of the Program is March 1, 2004.

     1.2 Purpose. The purpose of the Program is to increase Participants’ economic interest in the success of the Company, to encourage Participants to continue employment with the Company, and to reward Participants for achieving long-term performance goals established by the Committee.

ARTICLE 2
ADMINISTRATION

     2.1 Committee. The Program shall be administered by the Management Development and Compensation Committee of the Board of Directors of the Company.

     2.2 Authority of Committee. The Committee has the authority and discretion to administer the Plan pursuant to the terms of Section 7.2 of the Plan, including the exclusive power, authority and discretion to: (a) designate Participants; (b) grant Cash Incentive Awards under the Program and establish the terms, conditions, Performance Goals, restrictions, and other provisions of such Awards, (c) reduce any Cash Incentive Award, regardless of the achievement of designated Performance Goals; (d) interpret the Program, establish, amend, and rescind any rules and regulations relating to the Program, and determine the terms and provisions specified in any Award Matrix under the Program; (e) make all other decisions and determinations that may be required under the Program or as the Committee deems necessary or advisable to administer the Program; and (f) subject to Article 6 hereof, amend, modify, or terminate the Program as provided herein.

     2.3. Decisions Binding. The Committee’s interpretation of the Program and all decisions and determinations by the Committee with respect to the Program are final, binding, and conclusive on all parties.

ARTICLE 3
ELIGIBILITY

     3.1. General. Participation in the Program is limited to key executives of the Company and any Subsidiary who are members of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company’s financial results, and are designated by the Committee to be eligible for a Cash Incentive Award. Initially, Participants shall be the executives comprising the

Company’s Executive Committee, other than Messrs. Perry and Wohl. The Committee will consider each of Messrs. Perry and Wohl for participation when and if their employment agreements are renegotiated.

     3.2. Demotions. If a Participant is demoted during a Performance Period, the Committee will determine, in its sole discretion, whether the Participant shall end participation in the Program at that time, or shall continue as a Participant, perhaps at a reduced level. If participation ends, any Cash Incentive Awards earned during the time of participation will be prorated for the applicable Performance Periods, and will be paid only if the Participant is still an employee at the time that payouts of his or her Cash Incentive Awards are made. Any such proration shall be based on the number of full months the Participant participated in the Program during the applicable Performance Period. Payouts of Cash Incentive Awards in this situation shall be calculated and paid after the end of the relevant Performance Periods, the same as for other Participants.

ARTICLE 4
DEFINITIONS

     4.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Plan. In addition, the following terms shall have the following meanings for purposes of the Program:

(a)	“Award Matrix” means a matrix adopted by the Committee with respect to a Performance Period equating the value of a Cash Incentive Award to the attainment of Performance Goals. The Payout Matrix for the initial three-year Performance Period (2004-2006) is set forth on Exhibit A hereto.

(b)	“Cash Incentive Award” means a cash award payable to a Participant in the Program based on the achievement of threshold performance or better during a Performance Period.

(c)	“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company.

(d)	“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(e)	“EPS CAGR” means the compound annual growth rate in the Company’s earnings per common share, calculated on a fully diluted basis, as determined under Generally Accepted Accounting Principles (GAAP) as reported in the Company’s financial statements.

(f)	“Payout Date” means the date on which the Committee effects the payout of a Cash Incentive Award. In normal circumstances, such date must be within thirty (30) days following the end of the relevant Performance Period; provided, however, that in no event will a Payout Date for a Covered Employee occur prior to the certification by the Committee of the value of the Cash Incentive Awards based on the achievement of Performance Goals over the Performance Period. In the event of a Change in Control, the Payout Date means the earlier of (i) the one-year anniversary of the Change in Control, or (ii) the date of such Participant’s termination of employment following such Change in Control due to his or her death, Disability, termination without Cause, or resignation for Good Reason.

(g)	“Performance Goals” are goals established by the Committee with respect to a Performance Period that determine the value of a Cash Incentive Award for such Performance Period. In accordance with Sections 4.3 and 9(q) of the Plan, Performance Goals shall be determined solely on the basis of on any one or more of the following, as selected by the Committee: core earnings; net worth; asset quality; efficiency ratio; loan origination; deposit growth; interest rate risk; earnings per share; return on average common equity; return on average equity; net operating expense, either before or after amortization of intangible assets (goodwill); operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill); return on average assets, ratio of non-performing assets to total assets; customer service; and regulatory compliance. The Performance Goals for the initial three-year Performance Period are based on ROE and EPS CAGR as, set forth in the Award Matrix attached hereto as Exhibit A.

(h)	“Performance Period” means a three-year period established by the Committee from time to time over which performance will be measured to determine the value of Cash Incentive Awards. The initial Performance Period under the Program is the three-year period including fiscal years 2004, 2005, and 2006. The Committee may determine and declare subsequent Performance Periods from time to time. Performance Periods may, but need not, overlap.

(i)	“Retirement” means retirement or resignation after at least ten (10) years of employment with the Company or a Subsidiary and the attainment of age 55.

(j)	“ROE” means return on average equity as determined under Generally Accepted Accounting Principles (GAAP) as reported in the Company’s financial statements.

(k)	“Target Units” means the number of shares of Stock in which a Cash Incentive Award is initially denominated, as determined pursuant to Section 5.1.

ARTICLE 5
OPERATION OF THE PLAN

     5.1 Target Units. Cash Incentive Awards initially shall be denominated in a number of shares of Stock determined by the Committee, which shall serve as the Target Units for the relevant Performance Period. The number of Target Units relating to each Cash Incentive Award normally will be equal to that number of shares of Stock having a Fair Market Value on the grant date equal to 50% of the annual cash bonus earned by a Participant for performance in the prior fiscal year (but not less than 25% of, or greater than 75% of, the Participant’s target bonus for such prior fiscal year), but may be determined otherwise in the sole discretion of the Committee. Each Participant’s Target Units for the initial Performance Period (2004-2006) is set forth on Exhibit B hereto.

     5.2 Vesting. Cash Incentive Awards will cliff vest at the end of the relevant Performance Period, and there will be no partial or ratable vesting prior to such date. Notwithstanding the foregoing, in the event of a Participant’s termination of employment by reason of death, Disability or Retirement under Section 5.8 hereof, his or her Cash Incentive Awards will vest upon the date of such termination, and in the event of a Change in Control under Section 5.9 hereof, a Participant’s Cash Incentive Awards will vest in full on the applicable Payout Date.

     5.3 Award Matrix. The Performance Goals and payout amounts applicable to the initial Performance Period are based on the average EPS CAGR and ROE over the Performance Period, as set forth in the Award Matrix attached hereto as Exhibit A. The Committee may establish different Award Matrices for future Performance Periods. Pursuant to Section 4.3 of the Plan, the Committee shall establish Performance Goals and the applicable Award Matrix not later than 90 days after the beginning of the Performance Period for which such Performance Goals relate (but in no event after 25% of the Performance Period has elapsed).

     5.4 Determination of Performance Results. As soon as reasonably possible after the close of the fiscal year marking the end of a Performance Period, the Committee will determine and certify in writing the degree to which the Performance Goals have been attained. The Committee shall have the sole authority to determine to what the extent the Performance Goals have been attained. Any payment of a Cash Incentive Award shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied. In determining whether the Performance Goals have been met, the Committee may in its discretion adjust the financial results for a Performance Period to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Period; provided, however, that with respect to Covered Employees, measurement of the Company’s performance against the Performance Goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date. No adjustment will be made with respect to a Covered Employee if the Committee determines that such adjustment will cause a Cash Incentive Award to such Covered Employee to fail to qualify as performance-based compensation under Code Section 162(m).

     5.5 Payout of Awards. Cash Incentive Awards will be paid in cash on the relevant Payout Date in an amount equal to the product obtained by multiplying (a) the Target Units for the Performance Period, as determined in Section 5.1 hereof, by (b) the applicable multiple set forth in the Award Matrix for the Performance Period, by (c) the Fair Market Value per share of Stock as of the last day the fiscal year marking the end of the Performance Period. Except as provided in Section 7.1 hereof, dividends paid on Company common stock during the Performance Period will not be considered in calculating such payout amount. The Committee may, in its discretion, reduce the cash payout amount of a Cash Incentive Award otherwise payable to one or more Participants under the Program, notwithstanding the achievement of a Performance Goal. In the event that the minimum Performance Goals for a Performance Period are not met, such that the conditions for the threshold payout set forth in the relevant Award Matrix are not satisfied, the Cash Incentive Awards relating to such Performance Period shall have no value and, at the end of such Performance Period, shall lapse and be of no further effect.

     5.6 Payout Deferrals. Unless otherwise determined by the Committee, a Participant who is eligible to participate in a deferred compensation plan maintained by the Company may elect to defer receipt of the payout of his or her Cash Incentive Award, if any, with respect to such Performance Period subject to the terms and conditions of such deferred compensation plan. Any amount so deferred will be governed by the terms of the applicable deferred compensation plan.

     5.7 Payout Limit. In no event shall any Participant receive a cash payout for a Cash Incentive Award which exceeds the annual limit provided in Section 4.2 of the Plan, as it may be amended from time to time. As of the Effective Date of the Program, this limit is equal to $2 million for each year of the relevant Performance Period. Subject to Code section 162(m), if the payout of a Cash Incentive Award is deferred by the Participant pursuant to Section 5.6 hereof, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of applying this annual cash limit.

     5.8 Termination of Employment. If a Participant ceases being an employee of the Company or any Subsidiary for any reason other than death, Disability, or Retirement, then his or her participation in the Program shall automatically be terminated and the Participant will forfeit any right to any unvested Cash Incentive Awards. A Participant’s transfer of employment from the Company to one of its Subsidiaries, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not constitute a termination of employment for purposes of the Program. In the event of a Participant’s termination of employment by reason of death, Disability or Retirement, his or her outstanding Cash Incentive Awards will vest in full, and the Company will within ten (10) days following such termination effect a payout of the Participant’s then-outstanding Cash Incentive Awards equal to the aggregate number of Target Units subject to such Cash Incentive Awards multiplied by the Fair Market Value per share of Stock on the date of such termination. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.

     5.8 Change in Control. Notwithstanding any provision to the contrary herein or in the Plan, in the event of a Change in Control, each Participant’s Cash Incentive Awards shall vest in full upon the Payout Date, at which time the Company or its successor shall effect a payout of the Participant’s then-outstanding Cash Incentive Awards equal to the aggregate number of Target Units subject to such Cash Incentive Awards multiplied by 125% of the Fair Market Value per share of Stock on the Payout Date.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION

     6.1. Amendment, Modification and Termination. The Committee may, at any time and from time to time, amend, modify or terminate the Program. The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to applicable laws, policies or regulations.

     6.2 Termination After or During the Performance Period. Termination of the Program after a Performance Period but before the payout of the relevant Cash Incentive Award is made will not reduce a Participant’s rights to receive the payout of his or her Cash Incentive Award for the Performance Period. Termination or amendment of the Program during a Performance Period may be retroactive to the beginning of the Performance Period, at the discretion of the Committee. If any amendment or termination occurs during a Performance Period, the Committee, in its sole discretion, shall determine when and to what extent Cash Incentive Awards shall be paid for the portion of the Performance Period preceding the amendment or termination.

ARTICLE 7
CHANGES IN CAPITAL STRUCTURE

     7.1. Adjustments. If, during a Performance Period, the Company’s corporate structure or capitalization should be materially altered by virtue of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off or sale of assets, or any other change in or affecting the corporate structure or capitalization of the Company, which does not constitute a Change in Control, the Committee may redefine any Award Matrix or adjust any Performance Period, to reflect the impact of such change. The nature of any such adjustment shall be to protect the purpose and integrity of the Program, reducing the potential for windfall gains or losses for Participants.

ARTICLE 8
GENERAL PROVISIONS

     8.1. Nonassignability. Participant rights under the Program may not be transferred, assigned, pledged or encumbered, without the express prior consent of the Committee.

     8.2. No Right to Participate. No officer or employee shall have any right to be selected to participate in the Program.

     8.3. No Right to Employment. Nothing in the Program shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or at any particular position or rate of compensation.

     8.4. Withholding. In accordance with Section 5.4 of the Plan, the Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of Cash Incentive Awards granted under the Program.

     8.5. Unfunded Status of Awards. The Program is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Program, nothing contained in the Program shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     8.6. Expenses. The expenses of administering the Program shall be borne by the Company and its Subsidiaries.

     8.7. Titles and Headings. The titles and headings of the Sections in the Program are for convenience of reference only, and in the event of any conflict, the text of the Program, rather than such titles or headings, shall control.

     8.8. Governing Law. The Program shall be construed in accordance with and governed by the laws of the State of Delaware, without regarding to the conflict of law provisions in any jurisdiction.

     8.9 Severability. If any provision of this Program is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision. Furthermore, in lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Program a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

     8.10 Plan Controls. This Program is adopted pursuant to and shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Program, the provisions of the Plan shall be controlling and determinative.

     The foregoing is hereby acknowledged as being the IndyMac Bancorp, Inc. Cash Incentive Award Program as adopted by the Committee on March 1, 2004.

INDYMAC BANCORP, INC.

By:

Name:

Title:

EXHIBIT A

AWARD MATRIX

For the three-year Performance Period for fiscal years 2004-2006

EXHIBIT B

TARGET UNITS

For the three-year Performance Period for fiscal years 2004-2006

Participant	Target Units

Note: Unless otherwise determined by the Committee, the number of each Participant’s Target Units for the 2004-2006 Performance Period is intended to be that number of shares of Stock having a Fair Market Value on the grant date equal to 50% of the annual cash bonus earned by such Participant for performance in 2003 (but not less than 25% of, or greater than 75% of, the Participant’s target bonus for 2003).